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                                                                       EXHIBIT 7

                      [ADFLEX SOLUTIONS, INC. LETTERHEAD]

                            NON-DISCLOSURE AGREEMENT

     ADFLEX SOLUTIONS, INC., Chandler, Arizona, and INNOVEX, INC. hereby agree that the following terms and conditions shall govern confidential information disclosed during discussions between the two companies and any of their agents. As used herein, "ADFlex" means ADFlex Solutions, Inc. and all subsidiaries and other companies owned or controlled by it as well as any predecessor company including Rogers Corporation, and any company or business acquired by ADFlex Solutions, Inc. during the term of this Agreement.

1. All information disclosed by ADFlex or derived therefrom by Innovex, Inc. shall be and remain the property of ADFlex.

2. Innovex, Inc. shall use the information for the above-stated purpose only and shall not disclose the information or any part thereof to any other person, firm or corporation, and shall, further, restrict circulation of the information within its own organization except to the extent necessary to fulfill the above-stated purpose. The obligations of this Paragraph (2) shall not apply to the extent that any of the information (a) is or becomes part of the public domain through no fault of Innovex, Inc., (b) is rightfully known to Innovex, Inc. prior to the disclosure by ADFlex, as established by written records, (c) is subsequently rightfully received by Innovex, Inc. from a third party, and (d) can be shown by written documentation to have been developed independently of ADFlex's information.

3. All documents, drawings, photographs, sketches, designs, and formulations furnished by ADFlex shall remain the property of ADFlex and shall be returned to ADFlex promptly at its request, together with all copies made thereof.

4. Innovex, Inc. agrees that any samples provided by ADFlex to Innovex, Inc. are for evaluation purposes only and that no effort will be made to analyze such samples or to determine their composition or method of manufacture. Innovex, Inc. further agrees to return all samples to ADFlex upon request upon the completion of such evaluation.

5. ADFlex personnel are not authorized to receive information in confidence. Innovex, Inc. shall not disclose any trade secrets or proprietary information to ADFlex, and except as may hereafter be agreed in writing, all communication from Innovex, Inc. to ADFlex shall be made on a non-confidential basis.

6. This Agreement shall be applicable to all exchanges of information concerning the above subject, except as may hereafter be agreed to in writing, and shall be effective as of the execution date below.

7. The normal term of this Agreement shall be two (2) years from the date of execution, but the obligations provided for herein shall remain in force for a period of ten (10) years from the date of disclosure.

8. This Agreement may be terminated by either party upon 15 days written notice to the other, but such termination shall not affect any obligations imposed hereunder with respect to any previously disclosed information.
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Non-Disclosure Agreement
Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 30th day of April, 1999.

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
INNOVEX, INC                                    ADFLEX SOLUTIONS, INC.

By: /s/ WILLIAM P. MURNANE
    ----------------------------------------    By: /s/ NEIL DIAL
                                                ----------------------------------------
                                                Neil Dial

Title: President
      --------------------------------------    Title: President and Chief Operating Officer
                                                --------------------------------------

Date: May 3, 1999
      --------------------------------------    Date: April 29, 1999
                                                --------------------------------------
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